Exhibit 3.1

Amendment to
the AAR CORP. By-Laws

WHEREAS, AAR CORP. (the “Company”) has adopted a form of by-laws (the “By-Laws”) and reserves the right to amend the By-Laws; and

WHEREAS, the Company has amended the By-Laws from time to time in the past, and now desires to amend the By-Laws further to permit book entry ownership of AAR CORP. stock;

NOW, THEREFORE, the By-laws are hereby amended, effective immediately, in the following respect:

Article V, first paragraph of Section 1, of the By-Laws be amended to read as follows:

“SECTION 1. FORM AND TRANSFERS.  The interest of each stockholder of the corporation shall be evidenced either by certificate or in book entry form (electronic) for shares of stock, certifying the number of shares represented thereby and in such form not inconsistent with the Certificate of Incorporation as the Board of Directors may from time to time prescribe.”

This Amendment has been executed by the Company by its duly authorized officer this 10th day of July, 2007 and attested by its Secretary.

AAR CORP.

	By	/s/ David P. Storch
David P. Storch, Chairman
and Chief Executive Officer

ATTEST:

/s/ Howard A. Pulsifer
Howard A. Pulsifer, Secretary